EXHIBIT 10.1
Business Trust Agreement

This Agreement is made and entered into by and between ECOSS, Inc. (hereinafter referred to as “A”) and T & T Co., Ltd. (hereinafter referred to as “B”) under the provisions with respect to a consulting agreement. The parties hereto hereby agree as follows:

(Purpose of Agreement)
Article 1. A shall entrust B with consulting services set forth in Article 2 with regard to A’s own services, and B shall undertake these entrusted services.

(Purposes of Consulting Agreement)
Article 2. The Consulting Agreement shall have the following purposes:
1. Management support consulting; and
2. Other matters specially entrusted by A

(Compensation for Consulting Services and Payment Method)
Article 3. The compensation for consulting services shall be JPY 6 million yen per year, and A shall pay JPY 500,000 every month. The actual expenses shall be settled separately.

(Consumption Taxes and Payment Method)
Article 4. Consumption taxes pertaining to this Agreement shall be borne by A and shall be separately paid to B simultaneously upon payment in the preceding article. Provided, however, that the amounts in Articles 3 and 4 shall be paid to the following bank account every month.
Sumitomo Mitsui Banking, Shinbashi Branch, Ordinary Account,
Account No.: 1787544
Account Holder’s Name:T&T Corporation

(Agreement Period)
Article 5. This Agreement shall be effective for one (1) year between January 1, 2002, and December 31, 2002, and shall be renewed at least one month before the expiration of this Agreement by agreeing to any new compensation for consulting services for the subsequent year and shall be extended an additional one year by application in writing.

(Confidentiality)
Article 6. B shall not disclose or divulge to a third party A’s confidential matters that B has obtained through the execution of this Agreement.

(Exemption from Responsibility)
Article 7. Notwithstanding the outcome of consulting services offered by B, A shall not submit a claim against B for a refund, in part or in whole, of the compensation paid to B under Articles 3 and 4 to B, except when A has terminated this Agreement for a reason attributable to B.

(Termination of Agreement before Maturity)
Article 8. Even during the effective period of this Agreement, this Agreement can be terminated in the event A or B has provided thirty (30) days prior written notice or oral notice to the other party.

(Interpretation of Agreement)
Article 9. Any doubtful point concerning the interpretation of each of the provisions of this Agreement or any matter not stipulated in this Agreement shall be settled after due consultation between A and B.

IN WITNESS WHEREOF, two (2) copies of this Agreement shall be made, and A and B shall, after signing and affixing seals to both copies, each retain one (1) copy thereof.

07 / Jan / 2002

President Chihiro Tsuyuki
ECOSS Inc.
Mitomi Bldg. Shinkan, 1-20-18 Ebisu,
Shibuya-ku, Tokyo, Japan

President Masao Tejima
T & T Co., Ltd.
8-1 Sanbancho, Chiyoda-ku, Tokyo, Japan